FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

PROCESSING OFFICE: INDIVIDUAL ANNUITY CENTER, P O BOX 2996, NEW YORK, NEW YORK 10116-2996

This is the entire Contract. This Contract is issued in return for the application for coverage under this Contract and the Contributions to be made to us under this Contract.

These agreements are subject to the provisions of this Contract. In this Contract, "we", "our" and "us" mean The Equitable Life Assurance Society of the United States. "You" and "your" mean the Owner. If the Owner is the Plan Trust and by the terms of the Trust Agreement, the Employer has the rights, duties and/or responsibilities in this Contract, "you" and "your" mean the Employer.

We will provide the benefits and other rights pursuant to the terms of the Contract.

TEN DAYS TO EXAMINE CONTRACT-YOU MAY CANCEL THIS CONTRACT BY RETURNING IT TO US WITHIN TEN DAYS AFTER RECEIPT OF IT. UPON SUCH CANCELLATION, WE WILL REFUND ANY CONTRIBUTION MADE TO US ON THE ANNUITANT'S BEHALF UNDER THIS CONTRACT.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Christopher M. Condron                   /s/ Pauline Sherman
------------------------------------         -----------------------------------
Christopher M. Condron                       Pauline Sherman
Chairman and Chief Executive Officer         Senior Vice President, Secretary
                                             and Associate General Counsel

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THIS CONTRACT.

THE AMOUNT OF THE ANNUITY BENEFIT WILL BE EQUAL TO THE SUM OF ANY FIXED ANNUITY BENEFIT AND ANY VARIABLE ANNUITY BENEFIT. THE AMOUNT OF ANY VARIABLE ANNUITY BENEFIT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.



2002EDCA

The provisions on the following pages are part of this Contract.

                                TABLE OF CONTENTS
DEFINITIONS                                                            PAGE
         Section  1.01 - Annuitant                                     4
                  1.02 - Annuity                                       4
                  1.03 - Annuity Account Value                         4
                  1.03A- Applicable Tax Charges                        4
                  1.04 - Benefit                                       4
                  1.05 - Cash Value                                    4
                  1.06 - Class of Contracts                            5
                  1.07 - Code                                          5
                  1.08 - Contract                                      5
                  1.09 - Contract Date                                 5
                  1.10 - Contract Year                                 5
                  1.11 - Contribution                                  5
                  1.12 - Investment Option                             5
                  1.13 - Eligible Annuity Certain .                    5
                  1.14 - Employer                                      6
                  1.14A- Free Corridor Amount                          6
                  1.14B- Governmental Employer Plan                    6
                  1.15 - Guaranteed Interest Rate .                    6
                  1.16 - Joint and Survivor Life Annuity Form          6
                  1.17 - Life Annuity Form                             6
                  1.18 - Normal Form                                   6
                  1.18A- Owner                                         7
                  1.19 - Period Certain Annuity                        7
                  1.20 - Plan                                          7
                  1.20A- Plan Trust                                    7
                  1.20B- Trust Agreement                               7
                  1.21 - Processing Office                             7
                  1.22 - Retirement Date                               8
                  1.23 - Separate Account                              8
                  1.24 - Separate Account Definitions                  10
                  1.25 - Substituted Beneficiary                       11
                  1.25A-Tax Exempt Employer                            11
                  1.26 - Transaction Date                              11
                  1.27 - Trust                                         11
                  1.28- Variable Investment Option                     11

ANNUITY ACCOUNT VALUE
         Section  2.01 - Contributions                                 11
                  2.02 - Separate Account Variable Investment Options  12
                  2.03 - Guaranteed Interest Option                    13
                  2.04 - Allocation to Investment Options              13
                  2.05 - Transfers Among Investment Options            13
                  2.05A- Restrictions On Distributions                 14
                  2.06 - Termination of This Contract                  15
                  2.07 - Partial Withdrawals                           16
                  2.08 - Charges for Partial Withdrawals               16
                  2.09 - Annual Administrative Charge                  18
                  2.10 - Death Benefit                                 18
                  2.11 - Loans Under Contract Funding                  19
                            Governmental Employer Plans
                  2.12 - Direct Rollovers of Eligible Rollover         21
                         Distributions From Governmental Employer Plans

2002EDCA                                                                Page 1

BENEFITS                                                               PAGE
         Section  3.01 - Fixed Annuity Benefit                         22
                  3.02 - Variable Annuity Benefit                      22
                  3.03 - Election and Commencement of Annuity          23
                         Benefits
                  3.04 - Amount of Annuity Benefits                    23
                  3.05 - Payment of Benefits and Required              24
                         Minimum Distribution Rules

GENERAL PROVISIONS
         Section  4.01 - Contract                                      28
                  4.02 - Statutory Compliance                          28
                  4.03 - Nonforfeitability, Nontransferability and     28
                         Assignments
                  4.04 - Beneficiary                                   28
                  4.05 - Disqualification of Plan or Contract          29
                  4.06 - Future Contributions                          29
                  4.07 - Deferment                                     29
                  4.08 - Annual Notice                                 29
                  4.09 - Age                                           30
                  4.10 - Ownership Right of Employer                   30


2002EDCA                                                                Page 2

                              CONTRACT NUMBER:      [20035678]
                                    ISSUE DATE:     [DECEMBER 2, 2002]
                                 CONTRACT DATE:     [NOVEMBER 29, 2002
                               RETIREMENT DATE:     [FEBRUARY 22, 2029
              INITIAL GUARANTEED INTEREST RATE:     [6.00% TO 11/30/2002
                                                    3.00% TO 12/31/2002]
              MINIMUM GUARANTEED INTEREST RATE:     3.00% AFTER 12/31/2002
                                   BENEFICIARY:     [JANE DOE]
                                   FORM NUMBER:     2002EDCA
--------------------------------------------------------------------------------

                           TABLE OF GUARANTEED VALUES
            ISSUE AGE 35 MALE                                                   $1,000 FIRST YEAR CONTRIBUTION
             NUMBER OF YEARS                     GUARANTEED                        GUARANTEED PAID-UP MONTHLY
        SINCE FIRST CONTRIBUTION                 CASH VALUE                            ANNUITY AT AGE 65*
        ------------------------                 ----------                            ------------------
                    1                                989                                         $6.86
                    2                              1,964                                        $17.32
                    3                              2,969                                        $28.76
                    4                              4,004                                        $39.86
                    5                              5,071                                        $50.64
                    6                              6,227                                        $61.11
                    7                              7,369                                        $71.28
                    6                              8,545                                        $81.15
                    9                              9,849                                        $90.73
                    10                            11,212                                       $100.03
                    11                            12,637                                       $109.06
                    12                            14,126                                       $117.83
                    13                            15,682                                       $126.49
                    14                            17,153                                       $135.07
                    15                            18,667                                       $143.42.
                    16                            20,227                                       $151.56
                    17                            21,834                                       $159.50
                    16                            23,489                                       $167.04
                    19                            25,224                                       $174.58
                    20                            27,011                                       $181.50
                    25                            36,781                                       $213.20
                    27 (Age 62)                   41,112                                       $224.62
                    30 (Age 65)                   48,108                                       $240.54

THE TABLES ILLUSTRATE MINIMUM GUARANTEED VALUES AND ASSUME A HYPOTHETICAL $1,000 CONTRIBUTION MADE ANNUALLY ON THE FIRST OF THE MONTH FOLLOWING THE CONTRACT DATE. THE GUARANTEED CASH VALUE TABLE REFLECTS AN ANNUAL ADMINISTRATIVE CHARGE (SEE SECTION 2.10) AND A WITHDRAWAL CHARGE OF UP TO 6% OF THE ANNUITY ACCOUNT VALUE (SEE SECTION 1.05). THE TABLES ASSUME THAT 100% OF ALL CONTRIBUTIONS AND EARNINGS ARE ALLOCATED TO AND REMAIN IN THE GUARANTEED INTEREST DIVISION. YOUR ACTUAL GUARANTEED VALUES MAY DIFFER FROM THOSE SHOWN ABOVE, DEPENDING ON THE LEVEL AND FREQUENCY OF YOUR CONTRIBUTIONS.

THE GUARANTEED PAID-UP MONTHLY ANNUITY SHOWN ABOVE WILL BE REDUCED BY ANY CHARGE WE MAKE FOR ANY APPLICABLE TAXES (SEE SECTION 3.04). OTHER FORMS OF ANNUITY BENEFITS MAY BE AVAILABLE; HOWEVER, ANY ANNUITY BENEFIT CONTRACT ELECTED AS A SETTLEMENT WILL BE SUBJECT TO A CHARGE (SEE SECTION 3.04). *ASSUMES FIXED BENEFIT JOINT AND SURVIVOR LIFE ANNUITY (100% CONTINUATION TO SURVIVOR) WITH JOINT ANNUITANT THE SAME AGE AS THE ANNUITANT.


2002EDCA                                                                Page 3

Investment Options available and your allocation percentage (until changed) is also shown:

    [*Investment Options                            Type           Allocation Percentage**
      ------------------                            ----           ------------------------
o   Alliance Equity Index                           Type A                 [0%
o   Alliance Growth & Income                        Type A                 0%
o   EQ/Alliance Common Stock                        Type A                 30%
o   Alliance Global                                 Type A                 0%
o   Alliance International                          Type A                 0%
o   Alliance Aggressive Stock                       Type A                 20%
o   Alliance Growth Investors                       Type A                 0%
o   EQ/Balanced                                     Type A                 0%
o   Alliance Small Cap Growth                       Type A                 0%
o   EQ/Alliance Premier Growth                      Type A                 0%
o   Alliance Conservative Investors                 Type B                 0%
o   EQ/Money Market                                 Type B                 0%
o   Alliance Intermediate Gov't. Securities         Type B                 0%
o   Alliance Quality Bond                           Type B                 0%
o   Alliance High Yield                             Type B                 0%
o   Capital Guardian Research                       Type A                 0%
o   Capital Guardian US Equity                      Type A                 0%
o   EQ/Evergreen Fund                               Type A                 0%
o   EQ/Evergreen Foundation Fund                    Type A                 0%
o   T. Rowe Price International Stock               Type A                 0%
o   T. Rowe Price Equity Income                     Type A                 0%
o   EQ/Putnam Growth & Income Value                 Type A                 0%
o   EQ/Putnam Balanced                              Type A                 0%
o   MFS Research                                    Type A                 0%
o   MFS Growth With Income                          Type A                 0%
o   MFS Emerging Growth Companies                   Type A                 0%
o   Morgan Stanley Emerging Markets Equity          Type A                 0%
o   FI Small /Mid Cap Value                         Type A                 0%
o   Merrill Lynch World Strategy                    Type A                 0%
o   Merrill Lynch Basic Value Equity                Type A                 0%
o   Guaranteed Interest Option                      N/A                    20%
o   Guaranteed Period Account**                                            30%]
                                                   ------------------------------
                                                   Total:                 100%]

*Investment Options shown are Variable Investment Options of our Separate Account [A]
**The Guaranteed Period Account is in our Separate Account No.[48.].


2002EDCA                                                                Page 3A

PART I - DEFINITIONS

SECTION 1.01 ANNUITANT.

 The term "Annuitant" means an individual who participates in a Plan, and on whose behalf this Contract is purchased and is maintained. The Annuitant is shown on Page 3 of this Contract. If the Plan permits, a beneficiary under the Plan or another individual whose interest in the Plan is derived from the plan Participant may be made the Annuitant.

SECTION 1.02 ANNUITY.

The term "Annuity" means an annuity contract purchased in accordance with the terms of the Plan.

SECTION 1.03 ANNUITY ACCOUNT VALUE.

The term "Annuity Account Value" means the sum of the amounts that you have in the Guaranteed Interest Option and the Variable Investment Options of the Separate Account pursuant to Sections 2.02 and 2.03, plus any reserve or suspense account pursuant to loans under Section 2.11.

SECTION 1.03A APPLICABLE TAX CHARGES.

The term "Applicable Tax Charge" means a charge that we determine which is designed to approximate certain taxes that may be imposed on us. We will deduct any such Applicable Tax Charge from amounts applied to an Annuity Benefit in accordance with Section 3.04. If the tax to which the Charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the Charge from Contributions, Partial Withdrawals or Terminations, as applicable in Part II.

SECTION 1.04 BENEFIT.

The term " Benefit" means a benefit payable by us pursuant to Section 3.04 of this Contract. Various sections of this Contract (Sections 1.16, 1.17, 1.18, 1.19, 3.01, and 3.02) refer to monthly payments to be made under an "Annuity Benefit". You may elect to have the Annuity Benefit paid at other intervals, such as quarterly, semi-annually, or annually, instead of monthly. You may elect this at the time you elect the Annuity Benefit form as described in Section 3.03; in that event, all references in this Contract to monthly payments will be deemed to mean payments at the frequency you elect, subject to our rules at the time of election.

SECTION 1.05 CASH VALUE.

The term "Cash Value" means an amount equal to the Annuity Account Value less any charges that apply as described in Part II and any charges that may apply as described in any applicable Endorsement(s).


2002EDCA                                                                Page 4

SECTION 1.06 CLASS OF CONTRACTS.

The term "Class of Contracts" refers to all Contracts with a Contract Date in the same calendar year.

SECTION 1.07 CODE.

The term "Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to "the Code" in this Contract include references to applicable Federal income tax Regulations.

SECTION 1.08 CONTRACT.

The term "Contract" means this Contract.

SECTION 1.09 CONTRACT DATE.

The term "Contract Date" means the date of receipt by us of both the application for this Contract, properly signed and completed, and a Contribution.

SECTION 1.10 CONTRACT YEAR.

The term "Contract Year" means the twelve month period beginning on (i) the Contract Date, and (ii) each anniversary thereafter, unless otherwise agreed to in writing by us.

SECTION 1.11 CONTRIBUTION.

The term "Contribution" means a payment made to us for this Contract pursuant to the terms of the Plan and subject to the limits as described in Section 2.01.

SECTION 1.12 INVESTMENT OPTION.

The term "Investment Option" means a Variable Investment Option, Guaranteed Period Account (Fixed Maturity Option), or Guaranteed Interest Option.

SECTION 1.13 ELIGIBLE ANNUITY CERTAIN.

The term "Eligible Annuity Certain" means a Period Certain Annuity issued by us which extends beyond the Annuitant's attainment of age 59 years and 6 months and does not permit any prepayment of the unpaid principal (that is, no withdrawal or single sum payment) prior to the Annuitant's attainment of age 59 years and 6 months.


2002EDCA                                                                Page 5

SECTION 1.14 EMPLOYER.

The term "Employer" means one of the following types of entity which is eligible to adopt, has adopted, and maintains a Plan: (i) a State, a political subdivision of a State, or an agency or instrumentality of a State or political subdivision of a State ("Governmental Employer") or (ii) any other organization (other than a governmental unit) exempt from tax under the Code ("Tax Exempt Employer").

SECTION 1.14A FREE CORRIDOR AMOUNT.

The term "Free Corridor Amount" means an amount equal to the excess, if any, of
(i) [10%] of the sum of the Annuity Account Value on the Transaction Date over
(ii) cumulative prior withdrawals made pursuant to Section 2.07 in the current Contract Year or pursuant to the repayment of interest or principal on a loan in the current Contract Year.

SECTION 1.14B GOVERNMENTAL EMPLOYER PLAN.

The term "Governmental Employer Plan" means a Plan established and maintained by a Governmental Employer and is described in Section 457(g) of the Code.

SECTION 1.15 GUARANTEED INTEREST RATE.

The term "Guaranteed Interest Rate" means the effective annual rate at which interest accrues on the amount in the Guaranteed Interest Option. The initial rate to apply is shown on Page 3 of this Contract. Section 2.03 describes the determination of the rate to apply thereafter.

SECTION 1.16 JOINT AND SURVIVOR LIFE ANNUITY FORM.

The term "Joint and Survivor Life Annuity Form" means an annuity providing monthly payments while either of two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage of the monthly amount that was paid while both were living. This percentage may be 50% or any higher percentage up to and including 100%, as elected by you. The payments commence on the date as of which the Joint and Survivor Life Annuity Form is purchased and terminate with the last payment due before the death of the survivor.

SECTION 1.17 LIFE ANNUITY FORM.

The term "Life Annuity Form" means an annuity issued by us providing monthly payments during the lifetime of the person upon whose life such payments depend. The payments commence on the date as of which the Life Annuity Form is purchased and terminate with the last payment due before the death of such person.

SECTION 1.18 NORMAL FORM.

The term "Normal Form" of an Annuity Benefit under this Contract means (i) if the Annuitant has a living spouse at the Retirement Date, the Fixed Annuity Benefit payable on the Joint and Survivor Life Annuity Form with such spouse as the contingent annuitant (with 100% of the


2002EDCA                                                                Page 6
monthly payment amount continued to the spouse), and (ii) if the Annuitant does not have a living spouse at the Retirement Date, the Fixed Annuity Benefit payable on the Life Annuity Form.

SECTION 1.18A OWNER.

The Owner of this Contract is the person named in our records as designated in the application or in the transfer of ownership form, if so transferred subsequent to the issuance of this Contract. In the case of a Governmental Employer Plan, the Owner may be the trustee of a trust holding assets of the plan or the Employer deemed as trustee of the Plan pursuant to Section 401(f) of the Code. If the Owner of this Contract is the Annuitant, this contract may not be transferred or assigned to any other person in whole or in part. Subject to Equitable's approval, the Owner may designate another person to exercise rights under the Contract.

SECTION 1.19 PERIOD CERTAIN ANNUITY.

The term "Period Certain Annuity" means an annuity not involving life contingencies issued by us which does not permit any prepayment of the unpaid principal (that is, the Annuitant cannot elect to receive part of the payments as a single sum payment with the remainder paid in monthly annuity payments).

SECTION 1.20 PLAN.

The term "Plan" refers to an "Eligible Deferred Compensation Plan" meeting the requirements of Section 457(b) of the Code which is established and maintained by an Employer for the benefit of individuals performing services for the Employer and their beneficiaries. There are two types of Plans: "Governmental Employer Plans" and "Tax Exempt Employer Plans."

SECTION 1.20A PLAN TRUST.

The term "Plan Trust" means a trust, if any, adopted by the Employer for the Plan, to hold this Contract for the exclusive benefit of Plan participants and their beneficiaries in accordance with the provisions of the Plan.

SECTION 1.20B TRUST AGREEMENT.

The term "Trust Agreement" means an agreement evidencing the Plan Trust.

SECTION 1.21 PROCESSING OFFICE.

The term "Processing Office" means our Individual Annuity Center, P O Box 2996, New York, New York 10116-2996, or such other location as we shall designate by advance written notice to the Employer or the Plan's Trustee, as applicable.


2002EDCA                                                                Page 7

SECTION 1.22 RETIREMENT DATE.

The term "Retirement Date" means the date on which the Annuitant attains the retirement age as shown on Page 3 of this Contract. Before the Retirement Date the Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect to change the Retirement Date to another Retirement Date, which may be any date after the filing of the election (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing and shall not take effect until received by us at the Processing Office. A Retirement Date later than our maximum maturity age, currently age [85], cannot be chosen unless required by State law. If the Retirement Date is later than the age when the Annuitant must begin taking minimum distributions required under Sections 457 and 401(a)(9) of the Code, withdrawals must be made from this Contract as described in Section 3.05.

SECTION 1.23 SEPARATE ACCOUNT.

We have established the Separate Account(s) and maintain such Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to our general account.

The Separate Account consists of "Variable Investment Options" that are classified as "Type A" Variable Investment Options or "Type B" Variable Investment Options or any other type that may be specified on Page 3A of the Contract.

We will value the assets of each Variable Investment Option on each business day. A business day is any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 p.m.Eastern Time or such other time as we state in writing to you.

We may, at our discretion, invest the assets of any Variable Investment Option in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including attorneys in our employ) as to what investments we are permitted by law to make.


2002EDCA                                                                Page 8

We reserve the right to

     (i) cause the registration or deregistration of the Separate Account under the Investment Company Act of 1940, provided that such registration or deregistration is in conformity with the requirements of applicable law;

     (ii) run the Separate Account under the direction of a committee, and to discharge such committee at any time;

     (iii) restrict or eliminate any voting rights as to the Separate Account;

     (iv) operate the Separate Account by making direct investments, or in any other form;

     (v) add Variable Investment Options (or sub-divisions of Variable Investment Options) to, or remove Variable Investment Options (or sub-divisions of Variable Investment Options) from the Separate Account (the term "Variable Investment Option" in this Contract shall then refer to any other Variable Investment Option in which the assets, of a class of contracts to which this Contract belongs were placed);

     (vi) combine any two or more Variable Investment Options (or sub-divisions of Variable Investment Options) of the Separate Account; and

     (vii) withdraw from any Variable Investment Option and to allocate to another Variable Investment Option assets determined by us to be associated with the class of contracts to which this Contract belongs.

If the exercise of these rights results in a material change in the underlying investments of an Variable Investment Option, you will be notified of such exercise, as required by law.

Assets of the Variable Investment Options attributable to this Contract shall be subject to a daily charge (after any deductions to provide for applicable tax charges) at a rate not to exceed 1.49% per year for the EQ/Alliance Common Stock and EQ/Money Market Variable Investment Options, and 1.34% per year for all other Variable Investment Options, for financial accounting, death benefits, mortality risk, expenses and expense risk. The charge shall be made in accordance with Subsection (c) of the Net Investment Factor provision in Section
1.24. The relative proportion of these charges may be modified. This daily charge, plus the investment advisory fee charges and direct operating expense charges of the Trust, shall not exceed a total annual rate of 1.75% of the value of the assets of the Variable Investment Options attributable to this Contract. The 1.75% maximum does not apply to any Variable Investment Option other than the EQ/Alliance Common Stock, EQ/Aggressive Stock, EQ/Money Market and the EQ/Balanced Variable Investment Options and will not apply to any Variable Investment Options added in the future. Such maximum rate may not be altered without your approval.


2002EDCA                                                                Page 9

SECTION 1.24 SEPARATE ACCOUNT DEFINITIONS.

VALUATION PERIOD: Each business day together with any preceding consecutive non-business days.

NET INVESTMENT FACTOR: For this Contract, the Net Investment Factor for each Variable Investment Option of the Separate Account for a Valuation Period is (a) divided by (b), minus (c), where

(a) is the value of the Variable Investment Option's shares of the corresponding portfolio of the Trust at the end of the Valuation Period before giving effect to any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period. For this purpose, we use the share value reported to us by the Trust.

(b) is the value of the Variable Investment Option's shares of the corresponding portfolio of the Trust at the end of the preceding Valuation Period (after taking into account any amounts allocated or withdrawn for that Valuation Period).

(c) is the daily Separate Account charge for the expenses of this Contract times, the number of calendar days in the Valuation Period.

ACCUMULATION UNIT: An "Accumulation Unit" is a unit which is purchased in a Variable Investment Option where Contributions made on the Annuitant's behalf are invested and which is used in determining the amount in a Variable Investment Option.

ACCUMULATION UNIT VALUE: An "Accumulation Unit Value" is the dollar value of each Accumulation Unit in a Variable Investment Option on a given date.

The Accumulation Unit Value for a Valuation Period is the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for such Valuation Period.

ANNUITY UNIT: The "Annuity Unit" is a unit used in determining amounts payable from the Variable Investment Options of the Separate Account under a Variable Annuity Benefit as defined in Section 3.02.

ANNUITY UNIT VALUE: The "Annuity Unit Value" was fixed at $1.00, the date the first Contribution was allocated. The Annuity Unit Value for any subsequent Valuation Period is the Annuity Unit Value for the immediately preceding Valuation Period multiplied by the Adjusted Net Investment Factor for such subsequent Valuation Period. The Adjusted Net Investment Factor for a Valuation Period is the Net Investment Factor for such period reduced for each calendar day in such subsequent Valuation Period by the Net Investment Factor times (i) ..00013366, if the Assumed Base Rate of Net Investment Return is 5%, and (ii) ..00009425, if the Assumed Base Rate of Net Investment Return is 3.5%. The Assumed Base Rate of Net Investment Return shall be 5%, except in states where the rate is not permitted by law.




AVERAGE ANNUITY UNIT VALUE: The "Average Annuity Unit Value" for a calendar month is equal to the average of the Annuity Unit Values for all Valuation Periods ending in such month.

2002EDCA                                                                Page 10

SECTION 1.25 SUBSTITUTED BENEFICIARY.

The term "Substituted Beneficiary" refers to the beneficiary designated under the Plan by the Annuitant to receive death benefits payable under the Plan, where the Owner has elected, pursuant to Section 4.04 to designate such person to receive the death benefit payable under Section 2.10.

SECTION 1.25A TAX EXEMPT EMPLOYER PLAN.

The term "Tax Exempt Employer Plan" means a Plan established and maintained by a Tax Exempt Employer which has adopted and maintains a Plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 1.26 TRANSACTION DATE.

The term "Transaction Date" means the business day we receive a Contribution or a written contract transaction request providing the information we need at the Processing Office. In the case of a transfer request initiated through the use of a touch tone telephone, as described in Section 2.05, the Transaction Date is the business day the telephone transaction is received.

SECTION 1.27 TRUST.

The term "Trust" means the designated trust or investment company in which Separate Account assets are invested.

SECTION 1.28 VARIABLE INVESTMENT OPTION.

The term "Variable Investment Option" means either a sub-account of a Separate Account, or a Separate Account that has not been divided into sub-accounts. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a designated Trust where each class (or series) represents a separate portfolio in such Trust.

PART II - ANNUITY ACCOUNT VALUE

SECTION 2.01 CONTRIBUTIONS.

a) Provisions applicable to Contracts funding both Governmental and Tax Exempt Employer Plans.

The Employer makes Contributions from time to time pursuant to the terms of the Plan. Contributions will be allocated to the Investment Options in accordance with the instructions received on the application, unless later changed. We reserve the right to refuse to accept any Contributions of less than $20.00.

Each Contribution received by us on the Annuitant's behalf will, before its allocation under this Contract, be reduced by the amount of any Applicable Tax Charge, as determined by us.

Two types of Contributions may be made to this Contract, if and as permitted by the Plan: Contributions determined by reference to the Plan participant's compensation and contributions of funds directly transferred from another Plan of the same type or other funds invested under the Employer's Plan.

2002EDCA                                                                Page 11

Contributions to the Contract determined by reference to compensation are limited to the maximum amount that may be deferred for an Annuitant for any taxable year under Section 457 of the Code.

If we determine that any Contributions would cause this Contract not to qualify under Section 457 of the Code, we reserve the right to refuse to accept any such Contributions.

b) Additional provisions applicable to Contracts funding Governmental Employer Plans

The Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, makes Contributions with respect to compensation from time to time pursuant to the terms of the Plan.

If and as permitted by the Plan we may agree to accept, subject to our rules at the time, "rollover contributions" from another eligible retirement plan described in Sections 457(e)(16) and 402(c) of the Code. Rollover contributions will be separately accounted for as required under the Code.

SECTION 2.02 SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS.

On any Transaction Date when an amount is allocated to, or withdrawn or transferred from, a Variable Investment Option, the Annuity Account Value will be credited or charged, as the case may be, with the number of Accumulation Units determined by dividing said amount by the Accumulation Unit Value for the appropriate Variable Investment Option for the Valuation Period which includes that date. The number of units in a Variable Investment Option on any date is equal to (i) the sum of any Accumulation Units that have been allocated pursuant to Section 2.04 minus (ii) the sum of any Accumulation Units that have been withdrawn pursuant to Sections 2.07 or 2.08 or transferred from the Variable Investment Option pursuant to Section 2.05. The amount in a Variable Investment Option on any date is equal to the product of (i) the number of Accumulation Units in the Variable Investment Option on that date and (ii) the Accumulation Unit Value for the Variable Investment Option for the Valuation Period which includes that date.

Participation in the Separate Account under this Contract terminates on the earliest of (i) Election and Commencement of Annuity Benefits pursuant to
Section 3.03, (ii) receipt of due proof of the Annuitant's death or (iii) Termination of this Contract pursuant to Section 2.06.


2002EDCA                                                                Page 12

SECTION 2.03 GUARANTEED INTEREST OPTION.

Any amount allocated to the Guaranteed Interest Option becomes part of our general assets that support the guarantees of this Contract and other contracts.

The amount in the Guaranteed Interest Option at any time is equal to the sum of all amounts that have been allocated to the Guaranteed Interest Option pursuant to Section 2.04 plus the amount of any interest accrued but not allocated, less the sum of all amounts that have been withdrawn from the Guaranteed Interest Option pursuant to Sections 2.07, 2.08, 2.10 or 2.11 or transferred from the Guaranteed Interest Option pursuant to Section 2.05.

We will credit the amount in the Guaranteed Interest Option with interest at effective annual rates that we determine. For each Class of Contracts we determine a yearly guaranteed interest rate that will remain in effect throughout the next year. We guarantee that this yearly guaranteed interest rate will never be less than 3%.

Participation in the Guaranteed Interest Option under the terms of this Contract terminates on the earliest of (i) Election and Commencement of Annuity Benefits pursuant to Section 3.03, (ii) receipt of due proof of the Annuitant's death or
(iii) Termination of this Contract pursuant to Section 2.06.

SECTION 2.04 ALLOCATION TO INVESTMENT OPTIONS.

Each Contribution made pursuant to Section 2.01 is allocated (after deduction for any Applicable Tax Charge) to one or more Investment Options. Allocation percentages must be in whole numbers and the sum must equal 100. The allocation is made as of the Transaction Date on which we have received both such Contribution and such direction. Contributions made to a Variable Investment Option purchase Accumulation Units in that Variable Investment Option, using the Accumulation Unit Value next computed after the Transaction Date. If the Plan permits, and you provide us with advance written instructions to do so, we will accept allocation instructions directly from the Annuitant.

Interest determined at the Guaranteed Interest Rate is allocated to the Guaranteed Interest Option on a daily basis.

SECTION 2.05 TRANSFERS AMONG INVESTMENT OPTIONS.

You may request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. The request must be in a form we accept. All transfers will be made on the Transaction Date.

Written authorization for touch tone telephone initiated transfers is only required when authorization for telephone transfers is requested. Upon advance written notice to you, we reserve the right to discontinue the acceptance of transfer requests through the use of a touch tone telephone. If the Plan permits and you provide us with advance written instructions to do so, we will accept transfer instructions directly from the Annuitant. All transfers will be effective on the



Transaction Date and will be subject to our rules in effect at the time of transfer. With respect to the Variable Investment Options, the transfer will be made at the Accumulation Unit Value next


2002EDCA                                                                Page 13
computed after the Transaction Date.

If you have elected the Guaranteed Interest Option and any Type B Variable Investment Option listed on Page 3A of your Contract, whether or not amounts have actually been placed in any Type B Variable Investment Option, then the maximum amount that may be transferred from the Guaranteed Interest Option to any other Variable Investment Option (Type A also listed on Page 3A) in any Contract Year is:

a) 25% of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year or, if greater,
b) the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Variable Investment Options in the prior Contract Year.

We will not accept a request for a transfer of less than [$300], unless the Annuity Account Value is less than [$300].

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of an Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

We reserve the right to:
(1) limit transfers among or to the Investment Options to no more than once every 30 days;
(2) require a minimum time period between each transfer into or out of one or more specified Investment Options;
(3) reject transfer requests from a person acting on behalf of multiple contract owners pursuant to a trading authorization agreement that we have accepted; and
(4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option or determine that you have engaged in any such strategy.

SECTION 2.05A RESTRICTIONS ON DISTRIBUTIONS.

Notwithstanding anything in this Contract to the contrary, payments of Cash Value pursuant to Section 2.06 Termination of this Contract, Section 2.07 Partial Withdrawals or Part III - Benefits are subject to the restrictions in this Section. We reserve the right to require proof acceptable to us that any transaction requested under any of Sections 2.06, 2.07 or Part III is permissible under the Plan before processing any such transaction.

a) Tax Exempt Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be made available to Plan participants or their beneficiaries earlier than
     (i) the calendar year in which the Plan participant attains age 70 1/2,
     (ii) when the Plan participant has a severance from employment with the

2002EDCA                                                                Page 14

     Employer or (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations).

b) Governmental Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 701/2, (ii) when the Plan participant has a severance from employment with the Employer or (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations). We reserve the right to limit transfers of Cash Value, up to the amount of any loan reserve account under the Contract, to another funding vehicle under the Employer's Plan or to another Governmental Employer Plan, while there is a loan outstanding as described in Section 2.11 Loans.

SECTION 2.06 TERMINATION OF THIS CONTRACT.

Subject to any restrictions under the terms of the Plan, the Employer or Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect by written notice to terminate this Contract. We will pay the Cash Value or Annuity Account Value to the Employer or as applicable, the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value. Where the Owner is the Annuitant, the advance written approval of the Employer or the Plan Trust may be required to make payment to the Annuitant or other payee. We will determine the Cash Value of this Contract as of the Transaction Date.

If this Contract is terminated, surrendered or exchanged prior to the Annuitant's Retirement Date, we reserve the right to deduct an Applicable Tax Charge. If we previously deducted Applicable Tax Charges from Contributions pursuant to Section 2.01, we will not again deduct charges for the same taxes on terminations, unless a change in applicable law has occurred with respect to this Contract.

Cash Value payments may be deferred by us in accordance with the provisions of
Section 4.07.

Subject to the terms of the Plan, we reserve the right to pay the Annuity Account Value under this Contract and terminate this Contract if (i) you make no Contributions on behalf of the Annuitant during the last three completed Contract Years, or (ii) you make a partial withdrawal that would result in the Annuitant's Annuity Account Value falling below [$500]. We also reserve the right to terminate this Contract if no Contributions have been made within 120 days from the Contract Date shown on Page 3 of this Contract.

We will pay either the Cash Value or Annuity Account Value, as applicable, directly to the Employer or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value, unless such Employer or Plan Trust, as applicable, gives us written notice at the time of termination that it requests us to make payment to the Annuitant or other person, and that such payment is permissible under the Plan. Where the Owner is the Annuitant, we will pay the Cash Value or Annuity Account Value, as applicable, to the Owner upon receipt of written notice from the Employer that the payment is permissible under the Plan.

Upon payment pursuant to this Section or the fourth paragraph of Section 2.07, the amount in the Investment Options under this Contract and the Annuity Account Value with respect to this Contract shall be zero. We will be released from any and all liability for payments with respect to the Contributions from which the Annuity Account Value arose.


2002EDCA                                                                Page 15

SECTION 2.07 PARTIAL WITHDRAWALS.

Subject to any restrictions under the terms of the Plan, you may elect by written notice to us to make a partial withdrawal from the Investment Options. We reserve the right to require written notice from the Employer that a request for a partial withdrawal from an Owner who is the Annuitant is permissible under the Plan before processing such request.

On the Transaction Date, we will pay the lesser of the Cash Value or the amount of partial withdrawal requested to you. The amount paid plus any withdrawal charge applicable pursuant to Section 2.08 will be withdrawn from the amounts you have in the Investment Options. Unless instructed otherwise, the amount withdrawn (including any withdrawal charge) will be allocated among the Investment Options in proportion to the amounts that you have in such Investment Options.

We will pay the Cash Value or Annuity Account Value, as applicable, directly to you unless you give us written notice at the time of the withdrawal that you request us to make payment to the Annuitant or another person, and that such payment is permissible under the Plan. Where the Owner is the Annuitant, we will pay the Cash Value or Annuity Account Value, as applicable, to the Owner upon receipt of written notice from the Employer that the payment is permissible under the Plan.

Upon any partial withdrawal payment, we will be released from any and all liability for payments with respect to the Contributions from which the amounts so withdrawn arose. We may defer partial withdrawal payments in accordance with the provisions of Section 4.07.

We may decline to accept a request for a partial withdrawal of less than [$300]. If a withdrawal made under this Section would result in an Annuity Account Value of less than [$500], we will so advise you and reserve the right to pay the Annuity Account Value to you, and terminate this Contract.


2002EDCA                                                                Page 16

SECTION 2.08 CHARGES FOR PARTIAL WITHDRAWALS.

NO WITHDRAWAL CHARGE FOR PARTIAL WITHDRAWALS:

There will be no charge for a partial withdrawal if (a) the amount of partial withdrawal requested is not greater than the Free Corridor Amount defined in
Section 1.14A or (b) the Cash Value is equal to the Annuity Account Value, pursuant to Section 1.05.

WITHDRAWAL CHARGE: If the amount of partial withdrawal requested is greater than the Free Corridor Amount, we will (i) first withdraw from the Investment Options an amount equal to the Free Corridor Amount in proportion to the amount you have in them, and (ii) then withdraw an amount equal to the excess of the amount requested over the Free Corridor Amount, plus a partial withdrawal charge. Such partial withdrawal charge will be equal to the lesser of (a) or (b) where:

 (a) is an amount equal to
     [6% during Contract Years 1 through 5
     5% during Contract Years 6 through 8
     4% during Contract Year 9
     3% during Contract Year 10
     2% during Contract Year 11
     1% during Contract Year 12
     0%] thereafter

     of the amount withdrawn in excess of the Free Corridor Amount (including such charge) pursuant to (ii) of the preceding sentence.

(b) is the excess, if any, of (i) 8% of the total Contributions made on the Annuitant's behalf during the current Contract Year and the nine preceding Contract Years over (ii) the cumulative total of any prior partial withdrawal charges made pursuant to this Section.

If withdrawals are made from this Contract prior to the Annuitant's Retirement Date, we reserve the right to deduct an Applicable Tax Charge. If we have previously deducted for Applicable Tax Charges from Contributions pursuant to
Section 2.01, we will not again deduct charges for the same taxes on withdrawals, unless a change in applicable law has occurred with respect to this Contract.

However, notwithstanding the above, if the Annuitant is age 60 or older on the Contract Date, the withdrawal charges in Contract Year 5 shall not exceed 5% of the excess of the Annuity Account Value over the Free Corridor Amount.

A withdrawal charge will not apply, which means the Cash Value will equal the Annuity Account Value upon any of the following occurrences:

[(i) the later of the completion of at least five Contract Years and the Annuitant's attainment of age 59 years and 6 months, or
(ii)   the Annuitant's completion of at least twelve Contract Years, or
(iii) a request is made for a refund of a Contribution in excess of the amount that may be contributed under Section 457 of the Code within one month of the date on which the Contribution is made, or

2002EDCA                                                                Page 17

(iv) the Annuitant's attainment of age 55, the completion of at least five Contract Years and the receipt by us of a properly completed settlement election form providing for the application of the Annuity Account Value to purchase an Eligible Annuity Certain, defined in Section 1.13, or
(v) the Annuitant's completion of at least three Contract Years and the receipt by us of a properly completed settlement election form providing for the application of the Annuity Account Value to purchase a Period Certain Annuity, defined in Section 1.19, where the certain period of such annuity is at least ten years, or
(vi) the receipt by us of a properly completed settlement election form providing for the application of the Annuity Account Value to purchase a life annuity distribution, pursuant to the terms of this Contract, or
(vii)  the Annuitant dies and a death benefit is payable to the beneficiary, or
(viii) the Annuitant's attainment of age 55, the completion of at least five Contract Years, and separation from service.]

The above statements notwithstanding, we reserve the right to modify or waive any early withdrawal charges in order to comply with any applicable state or local legal or regulatory requirements. Any such modification or waiver will apply equally to all Annuitants under a Plan subject to such a state or local legal or regulatory requirement.

SECTION 2.09 ANNUAL ADMINISTRATIVE CHARGE.

As of the last day of each Contract Year, if the Annuity Account Value on that date is less than [$25,000], we will withdraw from the Investment Options an Annual Administrative Charge equal to the lesser of $30 or 2% of the Annuity Account Value including the amount of any withdrawals pursuant to Section 2.07 during that Contract Year. The charge will be allocated among the Investment Options in proportion to the amounts you have in the Investment Options.

If the Annuity Account Value is [$25,000] or greater at the end of a Contract Year, the Annual Administrative Charge is zero.

If the Annuity Account Value is less than [$25,000] on (a) the date of the application of the Annuity Account Value or Cash Value pursuant to Section 3.03 or (b) the date of termination of this Contract pursuant to Sections 2.06 or 2.11, we will prorate the Annual Administrative Charge applicable to the completed portion of the current Contract Year and withdraw such amount in lieu of the Annual Administrative Charge described in this Section for the applicable part of that Contract Year.

SECTION 2.10 DEATH BENEFIT.

Upon receipt of due proof of the Annuitant's death any required instructions, information and forms necessary to effect payment, we will pay to you as beneficiary in a single sum the amount of the death benefit. You may change the beneficiary or the payment method of the death benefit as permitted by the Plan, pursuant to Section 4.04. The amount of the death benefit is equal to the greater of (i) the Annuity Account Value less any outstanding loan and (ii) the minimum death benefit. Such minimum death benefit is the sum of all Contributions made by you pursuant to Section 2.01 (before reduction for any Applicable Tax Charge) less any withdrawals made pursuant to Section 2.07. Any such withdrawal will reduce the minimum death benefit (as adjusted by any previous such withdrawal) by an amount which is in the same proportion as the amount that was withdrawn is to the Annuity Account Value. If, in accordance with the provisions of Section 2.01, the cash value of another annuity contract issued by us or one of our


2002EDCA                                                                Page 18
affiliated or subsidiary life insurance companies, which provides for a death benefit before retirement equal to the greater of the contract cash value or an alternate amount based on contributions made under the annuity contract, is transferred to this Contract, such cash value or alternative amount as of the date of transfer will be included in the "sum of all Contributions" in lieu of the amount of cash value transferred for purposes of the death benefit under this Contract.

We will pay the death benefit to the beneficiary in the form of an Annuity Benefit if you have made the election described in the last paragraph of Section
4.04. Also in accordance with the last paragraph of Section 4.04, if no such election is in effect at the Annuitant's death, we will pay the death benefit to the beneficiary in a single sum, unless the beneficiary elects, before we pay the death benefit, to apply the death benefit to an Annuity Benefit.

Upon payment of the death benefit, the amount you have in the Investment Options and the Annuity Account Value under this Contract shall be zero. We will be released from any and all liability for payments with respect to the Contributions from which the Annuity Account Value arose.

SECTION 2.11 LOANS UNDER CONTRACT FUNDING GOVERNMENTAL EMPLOYER PLAN.

Unless otherwise restricted by the Plan or the Code, and subject to your approval, the Annuitant may effect a loan under this Contract before the election and commencement of Annuity Benefits. Future restrictions in the Code may require changes in the terms and availability of the loans. The Annuity Account Value (including the loan reserve account as described below) will be the sole security for the loan.

We reserve the right not to permit new loans if a previous loan was defaulted and not repaid when due.

A loan is effective on the date we specify, according to our then current procedures, after we approve the loan request form. The loan request form together with the loan confirmation notice will be the loan agreement and will contain all the terms of the loan which apply, including amount of the loan, interest rate, and the payments due.

The amount of the loan may not be more than (i) 80% of the Annuity Account Value of this Contract, if such total Annuity Account Value is greater than or equal to $3,750 and less than $12,500, (ii) $10,000, if the Annuity Account Value is greater than or equal to $12,500 and less than $20,000, and (iii) 50% of the Annuity Account Value if the Annuity Account Value is greater than or equal to $20,000, but in no event shall the loan amount exceed $50,000 less the highest outstanding balance under this Contract during the one year period ending the day before the effective date of the loan. The minimum loan permitted is $3,000. For this purpose, the Annuity Account Value is taken as of the loan effective date.

Only [one] outstanding loan is permitted at a time under this Contract.

As a condition for granting a loan, we will require the Annuitant's representation that the loan amount requested, when aggregated with loans (principal plus interest) from all qualified plans of the Governmental Employer, does not exceed the greater of $10,000 or 50% of the value of the Annuitant's nonforfeitable accrued benefits, and in no event exceeds $50,000 less the highest outstanding balance of all loans from qualified plans of the Governmental Employer during the one year period ending on the day before the effective date of the loan. We reserve the right to also


2002EDCA                                                                Page 19
require that the Annuitant elect not to have income tax withholding apply with respect to any interest and/or loan principal that would otherwise be subject to withholding.

The loan term will be either (i) ten years, if the Annuitant represents that the purpose of the loan is to acquire, build or substantially rehabilitate a dwelling unit which, within a reasonable period of time, is to be used as the Annuitant's principal residence or (ii) five years. In any event, the loan term may not extend beyond, (that is, full repayment of the loan will be required) upon the earlier of (i) the election and commencement of Annuity Benefits pursuant to Section 3.03, (ii) the date we received written notice from the Owner to terminate this Contract pursuant to Section 2.06, (iii) the date we pay a Death Benefit pursuant to Section 2.10, and (iv) any date provided for such loans in Federal tax rules including acceleration of the loan repayment in order that the operation of the loan provisions does not adversely affect the tax treatment of this Contract.

On the loan effective date, we will hold in a loan reserve account an amount equal to the sum of (i) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (ii) 10% of the loan, which will earn interest at the Guaranteed Interest Rate, as defined in this Contract; the "Loan Reserve Account Rate" will equal the loan interest rate, reduced by 2% or such other percentage which is determined according to our then current procedures and which is not greater than permitted under any current applicable state or federal law.

We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law. However, if a different rate is requested by the Employer, we will substitute the rate subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate based on prevailing rates available at the date of determination on loans, charged by persons in the business of lending money for loans which would be made under similar circumstances.

The Annuitant may specify from which Investment Options these amounts are to be transferred to the loan reserve account. In the absence of direction, or if directions cover only part of the amount required to be transferred to the loan reserve account, we will transfer the required (or additional required) amounts from each Investment Option in proportion to the amounts in such Investment Options.

On the first day of the third month following the effective date of the loan and quarterly thereafter (or first business day thereafter, if such day is not a business day), the amount of interest earned at the Loan Reserve Account Rate annually during the prior quarter will be transferred to the portion of the loan reserve account that earns interest at the Guaranteed Interest Rate. You may not make any partial withdrawals or transfers from the loan reserve account.

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law; the loan may be repaid in full at any time, including interest due. We will first apply any payments to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the loan reserve account to the Guaranteed Interest Option and may be withdrawn (if otherwise permitted), transferred to another Investment Option, or applied to an annuity as described in the Contract.

By each due date (or a specified date thereafter according to our then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at our


2002EDCA                                                                Page 20

Processing Office, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

If the amount of the loan reserve account is not subject to the restrictions described in Section 2.05A, on default we reserve the right to deduct from the loan reserve account an amount equal to the interest and principal payments due. We also reserve the right to deduct any Withdrawal Charges that apply and any required tax withholding.

If the amount in the loan reserve account is subject to the restrictions described in Section 2.05A, on default we will designate in the loan reserve account an amount equal to the unpaid loan balance (interest and principal payments due) at the time of the default. When the Contract is no longer subject to the withdrawal restrictions of Section 2.05A, we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Annuitant reaches age 70 1/2 or we are notified in writing that another event has occurred which would permit amounts subject to restrictions on distribution to be paid. (Such an event includes but is not limited to severance from employment.)

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law that applies.

SECTION 2.12 DIRECT ROLLOVERS OF ELIGIBLE ROLLOVER DISTRIBUTIONS FROM GOVERNMENTAL EMPLOYER PLANS.

The Annuitant (or a beneficiary or Substituted Beneficiary under Section 4.04 of this Contract who is the Annuitant's surviving spouse) may elect to have all or any portion of the Cash Value or the Death Benefit described in Section 2.10 of this Contract, as applicable, paid directly to another "eligible retirement plan" in a "direct rollover transaction" in accordance with Sections 457, 402(c) and 401(a)(31) of the Code.

In order to elect this option all of the following requirements must be met:

(A) The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Annuitant (or the Annuitant's spousal beneficiary).

(B) The distribution must not include any after-tax contributions to the Contract except as otherwise permitted under the Code.

(C) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. See Section
     3.05. We reserve the right to determine the amount of the Required Minimum Distribution. If the Annuitant elected a payment option in Part III of this Contract which is either a life-contingent annuity or paying substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(D) The direct rollover option is not available for a distribution due to unforeseeable emergency, except as otherwise permitted under the Code.


PART III - BENEFITS

SECTION 3.01 FIXED ANNUITY BENEFIT.


2002EDCA                                                                Page 21

The term "Fixed Annuity Benefit" means an Annuity Benefit under which the monthly payments with respect to a payee are payable in a specified dollar amount.

The amount of each monthly payment under any Fixed Annuity Benefit provided under the terms of this Contract with respect to a payee is the amount provided with respect to the payee pursuant to Section 3.03.

SECTION 3.02 VARIABLE ANNUITY BENEFIT.

The term "Variable Annuity Benefit" means an Annuity Benefit under which the dollar amount of the monthly payments with respect to a payee may increase or decrease depending on the investment experience of the Variable Investment Options of the Separate Account.

Such Variable Annuity Benefit will increase if the average daily rate of investment return in the Variable Investment Options are equivalent to more than 6.75% or 5.25% annually and will decrease if it is equivalent to less than 6.75% or 5.25% annually, depending on whether the applicable assumed base rate of net investment return referred to in Section 1.24 is 5% or 3.5%, respectively. The daily rate of investment return is before deduction of charges, as described in
Section 1.23, not to exceed any maximum rate of 1.75% after any deductions to provide for tax charges. These charges include a daily charge for financial accounting, death benefits, mortality risk, expenses and expense risk, plus the investment advisory fee charges and direct operating expense charges of the Trust.

The amount of the first, second and third payments under any Variable Annuity Benefit provided under the terms of this Contract with respect to a payee is the monthly amount provided with respect to the payee pursuant to the fifth paragraph of Section 3.04. The amount of the fourth and each subsequent payment under a Variable Annuity Benefit will be equal to the number of Annuity Units with respect to such benefit, multiplied by the Average Annuity Unit Value for the second calendar month immediately preceding the due date of the payment. The number of Annuity Units with respect to a benefit is the number determined by dividing the amount of the first monthly payment under such benefit by the Annuity Unit Value for the Valuation Period which includes the due date of the first monthly payment. (As described in Section 3.05, we will notify the payee how each Variable Annuity payment is determined.)


2002EDCA                                                                Page 22

SECTION 3.03 ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS.

As of the Annuitant's Retirement Date, provided the Annuitant is then living, the Annuity Account Value shall be applied to provide the Normal Form of Annuity Benefit, unless you elect, subject to the terms of the Plan and the provisions of the Code, (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever is applicable pursuant to the first paragraph of Section 3.04, to provide an Annuity Benefit on any other form offered by us or one of our affiliated or subsidiary life insurance companies, as elected by you or (iii) to take distributions or payments in amounts and at times as required by the distribution rules of Sections 457(d) and 401(a)(9) of the Code and applicable Treasury Regulations, pursuant to Section 3.05, and subject to our rules then in effect.

Notice and election forms will be provided to you not more than six months prior to the Retirement Date. (On your prior written request we will also provide notice and election forms directly to the Annuitant.)

If you elect prior to the Annuitant's Retirement Date to terminate this Contract pursuant to Section 2.06, you may elect to have an Annuity Benefit paid in lieu of the Cash Value.

If your Plan permits and you provide us written instructions to do so in advance of payment, we will make payment of the Cash Value, Annuity Benefits or partial withdrawals directly to the Annuitant, Substituted Beneficiary or other payee designated by you.

We will have the right to require you to furnish pertinent information to provide an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

The applicable Annuity Benefit will be provided pursuant to Sections 3.04 and
3.05. We may offer annuity forms other than the Life Annuity Form or Joint and Survivor Life Annuity Form issued by us or one of our affiliated or subsidiary life insurance companies.

SECTION 3.04 AMOUNT OF ANNUITY BENEFITS.

If you elect pursuant to the first or third paragraph of Section 3.03 to have paid an Annuity Benefit in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will be (i) the Annuity Account Value if the annuity form elected involves life contingencies, or (ii) the Cash Value if the annuity form elected does not involve life contingencies.

The amount applied to provide an Annuity Benefit may be reduced by any Applicable Tax Charge, as we determine. If we have previously deducted Charges from Contributions as provided in Section 2.01, we will not again deduct charges for the same taxes before application to provide an Annuity Benefit, unless a change in applicable law has occurred with respect to this Contract. The balance shall purchase the Annuity Benefit on the basis of either (i) the Table of Guaranteed Annuity Payments shown below or (ii) our current individual annuity rates for payment of proceeds, whichever rates would provide a larger benefit with respect to the payee.

Regardless of the basis used, this Contract will be governed by our supplementary contract then in effect.

If an amount is applied to provide an Annuity Benefit, the amount to be applied will, in addition to any reduction for an Applicable Tax Charge, be reduced by an administrative charge. The amount


2002EDCA                                                                Page 23
of such charge will be determined from time to time in accordance with our general practices applicable on a uniform basis to all contracts of the same type as this Contract.

After the application of an amount to provide an Annuity Benefit, the amounts you have in the Investment Options and the Annuity Account Value shall be zero.

The Tables of Guaranteed Annuity Payments set forth the minimum amount of monthly income that $1,000 of Annuity Value will provide under the terms of this Contract, as indicated, on either the Life Annuity Form or the Joint and Survivor Life Annuity Form (with 100% of the amount of payment to the Annuitant continued to the Annuitant's spouse). The amount of income provided under the Fixed Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life

Annuity Form, is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" adjusted to a unisex basis based on a 50-50 split of males and females. The amounts of income initially provided under the Variable Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life Annuity Form are based on a 50-50 split of males and females at age zero and an Assumed Base Rate of Net Investment Return of 2.5% or 5%, whichever applies pursuant to
Section 1.23.

Amounts required for ages or for annuity forms not shown in the Tables will be calculated by us on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" adjusted to a unisex basis based on a 50-50 split of males and females at age zero if such annuity form provides for a Fixed Annuity Benefit, and on the 1983 Individual Annuity Mortality Table "a" adjusted to a unisex basis based on a 50-50 split of males and females at age zero and an Assumed Base Rate of Net Investment Income Return of 5% or 2.5%, whichever applies pursuant to
Section 1.23, if such annuity form provides for a Variable Annuity Benefit.

SECTION 3.05 PAYMENT OF BENEFITS AND REQUIRED MINIMUM DISTRIBUTION RULES.

As required under Sections 457 and 401(a)(9) of the Code and pursuant to the terms of the Plan, the entire interest of the Annuitant in this Contract is to be distributed or will begin to be distributed at least annually from this Contract beginning no later than the first day of April following the later of the calendar year in which the Annuitant attains age 70 years and 6 months, or
(b) retires from service with the Employer ("Required Beginning Date").

The amount to be distributed for a year is a "Required Minimum Distribution."

The entire interest may be distributed, as elected pursuant to the Plan and this Contract, over (a) the life of the Annuitant, or the lives of the Annuitant and a designated beneficiary, or (b) a period certain not extending beyond the Annuitant's life expectancy, or the joint and last survivor life expectancy of the Annuitant and a designated beneficiary. All distributions made hereunder shall be made in accordance with the requirements of Sections 457 and 401(a)(9) of the Code, and applicable Treasury Regulations including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code.

If the Annuitant dies after distribution of the interest in this Contract described in the first paragraph of this Section has begun, the remaining portion of such interest will continue to be


2002EDCA                                                                Page 24
distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death.

If the Annuitant dies before distribution of the interest described in the first paragraph of this Section begins:

Notwithstanding the above paragraphs and the following paragraphs of this
Section 3.05, while any distribution shall be subject to requirements of the Code, any distribution shall also be subject to the terms of this Contract. That is, the forms of distribution shall be those which are made available by us at the time of your election.

Evidence of each payee's survival must be furnished to us either by personal endorsement of the check drawn for payment or by other means satisfactory to us.

If a benefit payment under the terms of this Contract was based on information that is subsequently found to be incorrect, the benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination thereof. Overpayments by us will be charged against, and underpayments will be added to, any payments thereafter falling due under this Contract with respect to the payee, affecting as many such payments as are necessary to correct the overpayment or underpayment. Our liability, with respect to a payee, is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under this Contract.

If we receive evidence satisfactory to us that (i) a payee entitled to receive any payment under this Contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments (in the case of a minor, at a rate not exceeding $200 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

If a variable annuity form made available by us provides for payment for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any remaining payments, provided no person upon whose life the income depends is surviving.

Pursuant to Section 3.03, upon the election of an annuity form providing payments for a period certain, you (or the Annuitant, if the employer has advised us in writing that it is permitted under the terms of the Plan) may designate (with the right to change such designation) a payee to receive any payments that may become due after the death of the person or persons upon whose life or lives the income may depend.

Subject to the terms of the Plan, the payee may designate (with the right to change such designation and without the concurrence of any other person) a person or persons to receive any payments or installments payable after such payee's death, if the absence of such a designation would result in a single sum payment to such payee's estate in accordance with the following paragraph.

If at the death of any payee there is no designated person living entitled to receive any remaining payments or installments, we will pay in a single sum to such payee's estate the commuted value of any remaining payments or installments.


2002EDCA                                                                Page 25

The commuted value of any such remaining payments will be determined on the basis of compound interest at the rate utilized in the actuarial rate basis applicable in determining the annuity amount.

If the amount to be applied hereunder is less than $2,000, or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected pursuant to Section 3.03.

Payments under annuity forms with life contingencies terminate with the last payment due before the death of the person or persons upon whose life the income depends or the end of the certain period, whichever is later.

We will require satisfactory evidence of the age of any person upon whose life an annuity form depends.


2002EDCA                                                                Page 26

                      TABLES OF GUARANTEED ANNUITY PAYMENTS
          (Based on Age Nearest Birthday on Due Date of First Payment)

FIXED ANNUITY BENEFIT PAYABLE ON THE
JOINT AND SURVIVOR LIFE ANNUITY FORM
100% OF PAYMENT AMOUNT TO CONTINUE TO SPOUSE
(Minimum Monthly Income per $1,000 of Annuity Account Value)
------------------------------------------------------------------------------------------------------------
 Age    60        61       62      63     64    65        66       67       68        69        70
------------------------------------------------------------------------------------------------------------
 60     3.97   4.02    4.06    4.10     4.14    4.17     4.21    4.25    4.28      4.31      4.34

 61            4.06    4.11    4.15     4.19    4.23    4.27    4.31     4.35      4.39      4.42
 62                    4.15    4.20     4.25    4.29    4.34    4.38     4.42      4.46      4.50
 63                            4.25     4.30    4.35    4.40    4.45     4.49      4.53      4.58
 64                                     4.36    4.41    4.46    4.51     4.56      4.61      4.66
 65                                             4.47    4.52    4.58     4.63      4.69      4.74
 66                                                     4.59    4.65     4.71      4.76      4.82
 67                                                             4.71     4.78      4.84      4.90
 68                                                                      4.85      4.92      4.98
 69                                                                                4.99      5.06
 70                                                                                          5.14
------------------------------------------------------------------------------------------------------------

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM (Minimum Monthly Income per
$1,000 of Annuity Account Value)
------------------------------------------------------------------------
Age        VARIABLE ANNUITY BENEFIT
           IF ASSUMED BASE RATE OF NET
           INVESTMENT RETURN IS
           3.5%                                         5.00%
------------------------------------------------------------------------
60         5.27                                          6.16
61         5.39                                          6.28
62         5.52                                          6.41
63         5.66                                          6.55
64         5.81                                          6.70
65         5.97                                          6.86
66         6.15                                          7.03
67         6.33                                          7.21
68         6.53                                          7.41
69         6.74                                          7.62
70         6.97                                          7.85
------------------------------------------------------------------------

We will, with respect to each payment of a Variable Annuity Benefit, notify the payee of the number of Annuity Units and the Average Annuity Unit Value used in determining the amount of each variable payment. Such notice will be mailed with each payment.

Any election, change, revocation or designation shall be made, and will take effect on the Transaction Date, in the same manner as a change of beneficiary, as described in Section 4.04.

If a commutation right under an Annuity Benefit is exercised, we may defer payment in accordance with Section 4.07.

PART IV - GENERAL PROVISIONS

SECTION 4.01 CONTRACT.


2002EDCA                                                                Page 27

The Contract constitutes the entire Contract between the parties and the terms of the Contract alone will govern with respect to our rights and obligations.

The Contract may not be modified, nor may any of our rights or requirements be waived, except in writing and by our authorized officer. The terms of the Contract may be changed by amendment or replacement upon agreement between the Owner and us without the consent of any other person.

SECTION 4.02 STATUTORY COMPLIANCE.

We reserve the right to amend the terms of this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right shall include, but not be limited to, the right to conform this Contract to reflect changes in the Code, applicable Treasury Regulations, or in regulations or published rulings of the Internal Revenue Service so that this Contract will continue to be an Annuity utilized to fund a plan qualifying under
Section 457 of the Code.

SECTION 4.03 NONFORFEITABILITY, NONTRANSFERABILITY AND ASSIGNMENTS.

The entire interest under this Contract is nonforfeitable. This Contract is nontransferable except by surrender to us.

Any interest under the terms of this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.

No amount payable under the terms of this Contract may be assigned or commuted, unless specifically provided for under the terms of this Contract, or encumbered by the payee, and, to the extent permitted by law, no such amount will in any way be subject to any claim against such payee.

SECTION 4.04 BENEFICIARY.

If the Plan under which this Contract is purchased is maintained by the Tax Exempt Employer, the Employer is the Owner of and beneficiary under this Contract. The person listed as beneficiary is entitled to receive any death benefit payable under this Contract pursuant to Section 2.10. Upon the Annuitant's death such beneficiary may, by written request to our Processing Office, at any time up to and including provision of due proof of such death, change the beneficiary designation for the Section 2.10 death benefit from the listed beneficiary to the Substituted Beneficiary.

Subject to the terms of the Plan, the Substituted Beneficiary may elect to receive the death benefit payable under Section 2.10 in the form of an Annuity Benefit or any other Benefit payment we offer rather than as a single sum. Any such election must meet the minimum distribution rules of Sections 457(d) and 401(a)(9) of the Code and applicable Treasury Regulations, as described in
Section 3.05.

SECTION 4.05 DISQUALIFICATION OF PLAN OR CONTRACT.

In the event that the Plan fails to qualify as an Eligible Deferred Compensation Plan under Section 457 of the Code and applicable Treasury Regulations, we reserve the right, upon receiving notice


2002EDCA                                                                Page 28
of such fact, to transfer the Annuity Account Value under this Contract to another annuity contract issued by us or one of our affiliated or subsidiary life insurance companies on the life of the Annuitant, or to terminate this Contract and pay to you the Annuity Account Value less a deduction for applicable taxes, solely at our option.

In the event that this Contract fails to qualify as an Annuity as described in
Section 1.02, we will have the right, upon receiving notice of such fact, to terminate this Contract and pay to you the Annuity Account Value less a deduction for the appropriate part attributable to you of any income tax payable by you which would not have been payable had this Contract qualified as an Annuity.

SECTION 4.06 FUTURE CONTRIBUTIONS.

Upon written notice to you, we reserve the right to limit Contributions under this Contract if required by law.

SECTION 4.07 DEFERMENT.

Applications of proceeds to a variable annuity, payment of a death benefit and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange has been closed or trading on it is restricted, (2) sales of securities or determination of the fair value of a Variable Investment Option's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payments in order to protect persons with interests in the Variable Investment Options. We can defer payment of any portion of the Annuity Account Value in the Guaranteed Interest Option for up to six months while the Annuitant is living.

SECTION 4.08 ANNUAL NOTICE.

At the end of each Contract Year, we will furnish you with a notice showing the following:

     (1) the amount in the Guaranteed Interest Option,

     (2) the total number of Accumulation Units in the Variable Investment Options,

     (3) the Accumulation Unit Value,

     (4) the amount you have in the Variable Investment Options,

     (5) the amount you have in the loan reserve account,

     (6) the Cash Value, and

     (7) the amount of death benefit payable with respect to the Annuitant.

We will also furnish annual calendar year reports concerning the status of the annuity and any other reports required by the Code or applicable Treasury Regulations.

After the Retirement Date, we will notify the Employer of the number of Annuity Units and the Average Annuity Unit Value used in determining the amount of each Variable Annuity Benefit payment, if any.


2002EDCA                                                                Page 29

SECTION 4.09 AGE.

If the Annuitant's age has been misstated, any benefits will be those which would have been purchased at the correct age. Any overpayments or underpayments made by us will be charged or credited with interest at the rate of 6% per year, and such interest will be deducted from or added to benefits falling due thereafter.

SECTION 4.10 OWNERSHIP RIGHT OF EMPLOYER.

Except as provided below, in accordance with Sections 457(b)(6) and 457 (g) of the Code, until amounts under this Contract are distributed or made available to the Annuitant or the Annuitant's beneficiary in accordance with the terms of the Contract and the terms of the Plan, this Contract remains solely the property of the Employer (subject only to claims of the Employer's general creditors). If the Plan under which this Contract is purchased is maintained by Government Employer, the following three sentences apply:

1. The owner of this contract (which may be the Plan Trust or Employer or Plan Participant) holds it in trust for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan, and it is not subject to the claims of the Employer's general creditors.

2. It is impossible, prior to the satisfaction of all liabilities with respect to the Plan participant and the participant's beneficiaries under the Plan, for any part of the assets and income of this Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan.

3. The last two sentences do not apply to a Governmental Employer Plan in existence on August 20, 1996 until January 1, 1999 (or any earlier Plan amendment date).




2002EDCA                                                                Page 30